UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

American Critter College, Inc.
(Name of small business issuer in its charter)

Delaware	6100	45-2827647
(State or other Employer jurisdiction of Identification incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Number)

271 Serenity Place
Newport, Virginia 24128
540-641-0159 telephone
(Address and telephone number of registrant's principal executive offices and principal place of business)

Hunt Keith
Chief Executive Officer
271 Serenity Place
Newport, Virginia 24128
540-641-0159 telephone
 (Name, address, and telephone number of agent for service)

Please send a copy of all correspondence to:
Jillian Ivey Sidoti, Esq
PHONE 323-799-1342
jillian@jilliansidoti.com

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)

Common Stock already issued, par value $.0001	11,203,085	$0.05	$560,154	$64.19
Common Stock to be issued, par value $.0001	1,000,000	$0.05	$50,000	$5.73
Total	12,203,085	$0.05	$610,154	$69.92
_____
(1) Registration fee has been paid via Fedwire.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

Under the application of Rule 405 of Regulation C, we are considered to be a shell company as we:

•	Have nominal operations at this time

•	Have nominal assets

SUBJECT TO COMPLETION, DATED SEPTEMBER 5, 2012
_____________________

PRELIMINARY PROSPECTUS

American Critter College, Inc.

12,203,085 Shares of Common Stock
Price per share: $0.05

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account.  There is no present public trading market for the Company's Common Stock and the price at which the Shares are being offered bears no relationship to conventional criteria such as book value or earnings per share.  The Company has determined the offering price based, primarily, on its projected operating results. There can be no assurance that the offering price bears any relation to the current fair market value of the Common Stock. We intend on using all of our cash resources of approximately $13,196 for the next 12 months  to 1.) provide for the listing requirements, including payments for DTC eligibility and for our transfer agent and 2.) continued development of our business plan.

Our independent registered public accounting firm included an explanatory paragraph in the report on our 2012 financial statements related to the uncertainty in our ability to continue as a going concern.

The sales price to the public is fixed at $0.05 per share until such time as the shares of common stock become traded on the Over The Counter Bulletin Board or some exchange. We intend to contact an authorized OTCBB market maker for sponsorship of our securities on the OTCBB, upon effectiveness of this registration statement. However, there is no guarantee our common stock will be accepted for quotation on the OTC Bulletin Board. If our common stock becomes quoted on the Over the Counter Bulletin Board, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.

The purchase of our shares involves substantial risk. See “risk factors” beginning on page 5 for a discussion of risks to consider before purchasing our common stock.

You should rely only on the information contained in this prospectus. We have not, and the Selling Stockholders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL OUR SHARES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL OUR SHARES, AND IT IS NOT SOLICITING AN OFFER TO BUY OUR SHARES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED SEPTEMBER 5, 2012

Table of Contents

Prospectus Summary	1
Summary Financial Data	4
Risk Factors	5
Use of Proceeds	9
Dilution	9
Selling Security Holders	9
Plan of Distribution and Terms of the Offering	11
Legal Proceedings	12
Director, Executive Officers, Promoters and Control Persons	12
Security Ownership of Certain Beneficial Owners and Management	12
Description of Securities	12
Interest of Named Experts and Counsel	13
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	14
Description of Business	14
Reports to Stockholders	23
Management’s Discussion and Analysis	24
Facilities	27
Certain Relationships and Related Party Transactions	27
Market for Common Equity and Related Stockholders Matters	27
Dividends	27
Executive Compensation	28
Reports to Security Holders	29

Index to Financial Statements	F-1
Report of Independent Certified Public Accountant	F-2
Balance Sheets	F-3
Statements of Operations	F-4
Statements of Changes in Stockholders’ Equity	F-5
Statements of Cash Flows	F-6
Notes to Financial Statements	F-7 – F-10

Prospectus Summary

This summary contains basic information about us and the offering. Because it is a summary, it does not contain all the information that you should consider before investing. You should read the entire prospectus carefully, including the risk factors and our financial statements and the related notes to those statements included in this prospectus. Except as otherwise required by the context, references in this prospectus to “we,” “our,” “us,” “American Critter College,” and “ACC” refer to American Critter College, Inc.

American Critter College, Inc. is a development stage company incorporated in the State of Delaware in March of 2011.

ACC’s address and phone number is:
American Critter College, Inc.
271 Serenity Place
Newport, Virginia 24128
540-641-0159 telephone

Operating History

American Critter College, Inc. is a recently incorporated development stage company with no operating results to date other than organizational activities. The purpose of the company is to develop a number of ACC locations in the southeast United States, where our trainers will instruct dog owners the proper methods of training their pets, and help establish a clear line of communication between dog owners and their pets. To date, operations have been on an extremely limited basis.

Company Assets

ACC’s principal assets (“Assets”) consisted of cash totaling $13,196 as of June 30, 2012.

Company Cash Flow

The Company has cash assets derived from a private placement of its stock.  For the period from its inception through the period ending March 31, 2012 and for the three months ended June 30, 2012 the Company had Gross Revenues of $0. From inception to the period ending June 30, 2012, the Company had Total Operating Expenses of $64, Net Loss of $64, Total Current Assets of $13,196, Total Assets of $13,196, Total Current Liabilities of $0, and Total Stockholders’ Equity (Deficit) of $13,196.

Future Assets and Growth

Over the next three years, the Company hopes to develop six company-owned training centers.  Through the operation of these ACC centers, ACC hopes to further the development of its brand to the point where franchising the model will be a viable option. Franchising will center in the southeast United States to start, but ACC hopes to eventually expand nationwide.

The Company has yet to develop a website or marketing presence, but over the next year we will continue to develop our marketing strategy and web presence. We hope to position ourselves uniquely in the marketplace, offering not simply the training of each client’s dog, but empowering each individual pet owner with the know-how to train his or her own pet. The Company had a Net Loss of $64 for the period from March 30, 2011 to March 31 2012 and anticipates it will operate at a deficit for its next fiscal year and may expend most of its available capital. The Company’s cash on hand is, primarily, budgeted to cover the anticipated operating costs for the development of our marketing plan and legal, accounting, and Transfer Agent services. We believe the Company will have sufficient capital to operate its businesses over the next twelve months. There can be no assurances, however, that actual expenses incurred will not materially exceed our estimates or that cash flows from existing assets will be adequate to maintain our businesses.

We bring a fresh perspective into the marketplace for pet owners seeking a way to train their animals. We hope to differentiate ourselves by our method of empowering the owner to train his or her own pet rather than training the pet directly. The Company may lose money in its first, full year of operation and it shall require raising additional capital to develop its services.

The Company currently has one manager, Hunt Keith.

Terms of the Offering

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account.

We will not receive any of the proceeds from the resale of these shares. The offering price of $0.05 was determined by the price shares were sold to our shareholders in a private placement memorandum plus an increase based on the fact the shares will be liquid and registered. $0.05 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board or another Exchange, at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis and Results of Operations” and the Financial Statements and Notes thereto, included elsewhere in this prospectus. The statement of operations and balance sheet data from inception March 30, 2011 through March 31, 2012 and for the period ended June 30, 2012 are derived from our audited and unaudited financial statements, respectively.

	At June 30, 2012	At March 31, 2012

TOTAL ASSETS	13,196	11,400

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES

Current Liabilities	0	0

TOTAL LIABILITIES	0	0

TOTAL STOCKHOLDERS’ EQUITY	13,196	11,400

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	13,196	11,400

	For period three months ended June 30, 2012	For the period March 30, 2011 (inception) through March 31, 2012

Net Costs	$0	$(64)

Net loss	0	(64)

Earnings per share of common stock – Basic	0	(0. 000006)

EXEMPTIONS UNDER JUMPSTART OUR BUSINESS STARTUPS ACT

We are an emerging growth company. An emerging growth company is one that had total annual gross revenues of less than $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) during its most recently completed fiscal year. We would lose our emerging growth status if we were to exceed $1,000,000,000 in gross revenues. We are not sure this will ever take place.

Because we are an emerging growth company, we have the exemption from Section 404(b) of Sarbanes-Oxley Act of 2002 and Section 14A(a) and (b) of the Securities Exchange Act of 1934. Under Section 404(b), we are now exempt from the internal control assessment required by subsection (a), that requires each registered public accounting firm that prepares or issues the audit report for the issuer shall attest to, and report on, the assessment made by the management of the issuer. We are also will not be required to receive a separate resolution regarding either executive compensation or for any golden parachutes for our executives so long as we continue to operate as a emerging growth company.

We hereby elect to use the extended transition period for complying with new or reviesed accounting standards under Section 102(b)(1).

RISK FACTORS

Investors in American Critter College should be particularly aware of the inherent risks associated with our business. As of the date of this filing our management is aware of the following material risks. Prospective investors should be aware that the company has not yet developed its website or any products and that substantial development work will be required to develop them.

We are significantly dependent on our primary officer and director, who has limited experience. The loss or unavailability to American Critter College of Mr. Keith’s services would have an adverse effect on our business, operations and prospects in that we may not be able to obtain new management under the same financial arrangements, which could result in a loss of your investment.

Our business plan is significantly dependent upon the abilities and continued participation of Hunt Keith, our Chief Executive officer and director. It would be difficult to replace Mr. Keith at such an early stage of development of American Critter College. The loss by or unavailability to American Critter College of Mr. Keith’s services would have an adverse effect on our business, operations and prospects, in that our inability to replace Mr. Keith could result in the loss of one’s investment. There can be no assurance that we would be able to locate or employ personnel to replace Mr. Keith, should his services be discontinued. In the event that we are unable to locate or employ personnel to replace Mr. Keith we would be required to cease pursuing our business opportunity, which would result in a loss of your investment.

Mr. Keith has limited experience in framing a pet behavioral training company. The lack of experience in framing a pet behavioral training business could limit or eliminate your return on investment.

As a result of our reliance on Mr. Keith and his lack of experience in developing a pet behavioral training company, our investors are at risk in losing their entire investment. Mr. Keith intends to hire personnel in the future, when sufficiently capitalized, who may have the experience required to manage our company, such management is not anticipated until the occurrence of future financing. Since this offering will not sufficiently capitalize our company, future offerings will be necessary to satisfy capital needs. Until such future offering occurs, and until such management is in place, we are reliant upon Mr. Keith to make the appropriate management decisions.

Mr. Keith is involved with other businesses and there can be no assurance that he will continue to provide services to us. Mr. Keith’s limited time devotion of less than 20 hours per month to American Critter College could have the effect on our operations of preventing us from being a successful business operation, which ultimately could cause a loss of your investment.

As compared to many other public companies, we do not have the depth of managerial or technical personnel. Mr. Keith is currently involved in other businesses, which have not, and are not expected in the future to interfere with Mr. Keith’s ability to work on behalf of our company. Mr. Keith may in the future be involved with other businesses and there can be no assurance that he will continue to provide services to us. Mr. Keith will devote only a portion, less than 20 hours per month, of his time to our activities. As our Chief Executive officer and director, decisions are made at his sole discretion and not as a result of compromise or vote by members of a board. Although Mr. Keith faces time devotion conflicts, none of any of Mr. Keith’s other businesses present conflicts of interests with the Company and Mr. Keith will not be faced with choosing to allocate business opportunities between the Company and Mr. Keith’s other companies.

Because of market pressures from competitors with more resources, we may fail to implement our business model profitably.

We are looking to develop a business through which pet owners can be taught to train their pets. We hope that this will set us apart from competition, which is mostly comprised of conventional pet training facilities.  However, most of our competitors will have more resources at their disposal as they will be better established in the marketplace. Our ability to compete depends on many factors beyond our control, including the timing and acceptance of our model as an alternative to the conventional pet training model.

We are dependent on the popularity of consumer acceptance of a training model that focuses on teaching the owner to train the pet.

Our ability to generate revenue and be successful in implementation of our business plan is dependent on consumer acceptance of a training model that focuses on teaching the owner to train the pet rather than the current model of bringing pets in for direct training by experienced trainers.

We may subject ourselves to liability if aggressive dogs enter our facility and hurt patrons or other dogs.

Certain dogs and breeds of dogs may be aggressive or out of control. If a pet were to get so out of control that they were to damage property, hurt a dog, or hurt a person, a harmed party may attempt to hold us liable for such an injury to person or property. We will need to carry adequate insurance to run our facility properly to insure that we don’t encounter losses beyond our insurance coverage. Furthermore, the presence or damage by an aggressive dog may adversely affect our reputation. If our reputation was to be adversely affected by an aggressive dog or the damage that they cause, we may never recover.

Inadequate Financial Projections

We are not providing any financial projections as to the results of operations of the Company.

Financial Projections Require Caution

If any financial projections are provided by American Critter College, they are for discussion purposes only and based on an analysis performed by ACC. Although we believe that the analysis and underlying assumptions contained in any financial projections are well founded, there can be no assurances that the analysis or the financial projections are accurate. Additionally, if the assumptions and conclusions contained in financial projections are incorrect or mistaken for any reason, then the ability of ACC to realize its projections or to achieve profitable operations will be adversely affected. Any financial projections were prepared by us assuming a most-likely case scenario in the marketplace for ACC. Projections are not guarantees of future financial performance, nor should they be understood as such.

We are dependent on the popularity of consumer acceptance in training pet owners on how to train their own dog, as well as helping to establish clear lines of communication between the dog and its owner to pay fees for the opportunity of being empowered as their pet’s new trainer.

Our ability to generate revenue and be successful in implementation of our business plan is dependent on consumer acceptance of raining the owners on how to train the dog, as well as help to establish clear lines of communication between the dog and its owner. Establishing clear communication with the dog and understanding the dog's physical, and social, behavior is the most fundamental of the lessons to learn. Our ability to sell training packages will rely highly on consumers acceptance and use of our training system.

We will require additional financing in order to implement our business plan. In the event we are unable to acquire additional financing, we may not be able to implement our business plan resulting in a loss of revenues and ultimately the loss of your investment.

Due to our start-up nature, we will have to incur the costs related to the opening of a training facility which is intended to generate revenue from sales of dog training classes, in addition to hiring new employees and commencing additional marketing activities. To fully implement our business plan we will require substantial additional funding. This offering will not result in any proceeds to the Company, and thus, additional proceeds will be needed in order to fully implement our business plan. Since our officers and directors are not taking compensation for their time or talents, we will be able to deploy a modest website with our current resources, but will need to raise additional capital to fully implement our business plan.

Following this offering we will need to raise additional funds to expand our operations. We plan to raise additional funds through private placements, registered offerings, debt financing or other sources to maintain and expand our operations. Adequate funds for this purpose on terms favorable to us may not be available, and if available, on terms significantly more adverse to us than are manageable. Without new funding, we may be only partially successful or completely unsuccessful in implementing our business plan, and our stockholders will lose part or all of their investment.

There is no current public market for our common stock; therefore you may be unable to sell your securities at any time, for any reason, and at any price, resulting in a loss of your investment.

As of the date of this prospectus, there is no public market for our common stock. Although we plan, in the future, to contact an authorized OTC Bulletin Board market maker for sponsorship of our securities on the Over-the-Counter Bulletin Board, there can be no assurance that our attempts to do so will be successful. Furthermore, if our securities are not quoted on the OTC Bulletin Board, or elsewhere, there can be no assurance that a market will develop for the common stock or that a market in the common stock will be maintained. As a result of the foregoing, investors may be unable to liquidate their investment for any reason. We have not originated contact with a market maker at this time, and do not plan on doing so until completion of this offering.

Because our common stock is deemed a low-priced “Penny” stock, an investment in our common stock should be considered high risk and subject to marketability restrictions.

Since our common stock is a penny stock, as defined in Rule 3a51-1 under the Securities Exchange Act, it will be more difficult for investors to liquidate their investment even if and when a market develops for the common stock. Until the trading price of the common stock rises above $5.00 per share, if ever, trading in the common stock is subject to the penny stock rules of the Securities Exchange Act specified in rules 15g-1 through 15g-10. Those rules require broker-dealers, before effecting transactions in any penny stock, to:

•	Deliver to the customer, and obtain a written receipt for, a disclosure document;

•	Disclose certain price information about the stock;

•	Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;

•	Send monthly statements to customers with market and price information about the penny stock; and

•	In some circumstances, approve the purchaser’s account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, the penny stock rules may restrict the ability or willingness of broker-dealers to sell the common stock and may affect the ability of holders to sell their common stock in the secondary market and the price at which such holders can sell any such securities. These additional procedures could also limit our ability to raise additional capital in the future.

Until our common stock is registered under the Exchange Act, we will not be a fully reporting company.

We are not yet a registered company and will not be so until this S-1 is effective. Until then we will only be subject to the reporting requirements imposed by Section 15(d) of the Exchange Act which state that we will be required to file supplementary and periodic information, documents, and reports as may be required pursuant to section 13 in respect of a security registered pursuant to section 12. As long as our common stock is not registered under the Exchange Act, we will not be subject to Section 14 of the Exchange Act, which, among other things, prohibits companies that have securities registered under the Exchange Act from soliciting proxies or consents from shareholders without furnishing to shareholders and filing with the SEC a proxy statement and form of proxy complying with the proxy rules. In addition, so long as our common stock is not registered under the Exchange Act, our directors and executive officers and beneficial holders of 10% or more of our outstanding common stock will not be subject to Section 16 of the Exchange Act. Section 16(a) of the Exchange Act requires executive officers and directors, and persons who beneficially own more than 10% of a registered class of equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of common shares and other equity securities, on Forms 3, 4 and 5 respectively. Such information about our directors, executive officers, and beneficial holders will only be available through this (and any subsequent) registration statement, and periodic reports we file thereafter. Furthermore, so long as our common stock is not registered under the Exchange Act, our obligation to file reports under Section 15(d) of the Exchange Act will be automatically suspended if, on the first day of any fiscal year (other than a fiscal year in which a registration statement under the Securities Act has gone effective), we have fewer than 300 shareholders of record. This suspension is automatic and does not require any filing with the SEC. In such an event, we may cease providing periodic reports and current or periodic information, including operational and financial information, may not be available with respect to our results of operations.

We may be considered a shell company under Rule 405 of Regulation C as we have nominal assets and nominal operations.

We only have cash as assets as of the date of this registration statement and have not yet developed our website. Thus our operations may be considered “nominal.” Because of this, Rule 144(i)(1) prohibits the use of the rule for sales of restricted stock and stock held by affiliates into the public market if the issuing company is now or ever has been a “shell company”, unless the requirements of Rule 144(i)(2) are satisfied.

We are not raising any money in this offering and thus may be in worse financial condition once we are effective.

Unless we are able to obtain a loan or find additional financing, we may be in worse financial condition than our current condition. We are obligated to pay approximately $10,000 in offering expenses and thus, may carry this amount as a liability at the conclusion of this offering.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders. We will, however, receive proceeds from the sale of approximately 1,000,000 shares if we are successful in selling such shares. We expect to spend such proceeds in the following manner.

	10%	25%	50%	75%	100%
Total Proceeds	$5,000	$12,500	$25,000	$37,500	$50,000
Less: Offering Expenses
Accounting	$1,500	$3,500	$3,500	$3,500	$3,500
Legal	$0	$0	$0	$0	$0
Copying	$300	$300	$300	$300	300
SEC & State Filing Fees	12	12	12	12	12
Net Proceeds from Offering	$3,200	$8,700	$21,200	$33,700	$46,200
Use of Net Proceeds
Rental costs	$0	$2,500	$5,000	$5,000	$5,000
Supplies and Assets	$0	$2,500	$8,200	$8,700	$21,200
Marketing	$0	$500	$1,000	$5,000	$5,000
Accounting	$500	$700	$1,000	$2,500	$2,500
Working Capital (3)	$2,700	$2,500	$6,000	$12,500	$12,500
Total Use of Net Proceeds	$3,200	$8,700	$21,200	$33,700	$46,200

DILUTION

You will suffer substantial dilution in the purchase price of your stock compared to the net tangible book value per share immediately after the purchase.

As of June 30, 2012, American Critter College’s net tangible book value was $13,196, OR $.001 per share of common stock. Net tangible book value is the aggregate amount of American Critter College’s tangible assets less its total liabilities. Net tangible book value per share represents American Critter College’s total tangible assets less its total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the sale of 1,000,000 shares at an offering price of $.05 per share of common stock, application of the estimated net sale proceeds (after deducting offering expenses of $10,000 ACC’s net tangible book value as of the closing of this offering would increase from $.001 to $.003 per share. This represents an immediate increase in the net tangible book value of approximately $.002 per share to current shareholders, and immediate dilution of about $.047 per share to investors, as illustrated in the following table:

Public offering price per share of common stock................. $.05
Net tangible book value per share prior to offering...........$0.001
Increase per share attributable to new investors................ $0.002
Net tangible book value per share after offering............... $0.003
Dilution per share to new investors................................... $0.047
Percentage dilution................................................................ 94%

The following assumes the sale of 75% of the shares of common stock in this offering. As of June 30, 2012, American Critter College’s net tangible book value was $13,196, OR $.001 per share of common stock. Net tangible book value is the aggregate amount of American Critter College’s tangible assets less its total liabilities. Net tangible book value per share represents American Critter College’s total tangible assets less its total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the sale of 750,000 shares at an offering price of $.05 per share of common stock, application of the estimated net sale proceeds (after deducting offering expenses of $10,000 ACC’s net tangible book value as of the closing of this offering would increase from $.001 to $.003 per share. This represents an immediate increase in the net tangible book value of approximately $.002 per share to current shareholders, and immediate dilution of about $.047 per share to investors, as illustrated in the following table:

Public offering price per share of common stock................. $.05
Net tangible book value per share prior to offering...........$0.001
Increase per share attributable to new investors................ $0.002
Net tangible book value per share after offering............... $0.003
Dilution per share to new investors................................... $0.047
Percentage dilution................................................................ 94%

The following assumes the sale of 50% of the shares of common stock in this offering. As of June 30, 2012, American Critter College’s net tangible book value was $13,196, OR $.001 per share of common stock. Net tangible book value is the aggregate amount of American Critter College’s tangible assets less its total liabilities. Net tangible book value per share represents American Critter College’s total tangible assets less its total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the sale of 500,000 shares at an offering price of $.05 per share of common stock, application of the estimated net sale proceeds (after deducting offering expenses of $10,000, ACC’s net tangible book value as of the closing of this offering would increase from  $.001 to .002 per share. This represents an immediate dilution of about $.049 per share to investors, as illustrated in the following table:

Public offering price per share of common stock................. $.05
Net tangible book value per share prior to offering...........$0.001
Increase per share attributable to new investors….............. $0.00
Net tangible book value per share after offering............... $0.001
Dilution per share to new investors................................... $0.049
Percentage dilution................................................................ 98%

The following assumes the sale of 25% of the shares of common stock in this offering. As of June 30, 2012, American Critter College’s net tangible book value was $13,196, OR $.001 per share of common stock. Net tangible book value is the aggregate amount of American Critter College’s tangible assets less its total liabilities. Net tangible book value per share represents American Critter College’s total tangible assets less its total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the sale of 250,000 shares at an offering price of $.05 per share of common stock, application of the estimated net sale proceeds (after deducting offering expenses of $10,000, ACC’s net tangible book value as of the closing of this offering would remain at $.001 per share. This represents immediate dilution of about $.049 per share to investors, as illustrated in the following table:

Public offering price per share of common stock................ $.05
Net tangible book value per share prior to offering...........$0.001
Increase per share attributable to new investors................. $0.00
Net tangible book value per share after offering............... $0.001
Dilution per share to new investors................................... $0.049
Percentage dilution................................................................ 98%

The following assumes the sale of 10% of the shares of common stock in this offering. As of June 30, 2012, American Critter College’s net tangible book value was $13,196, OR $.001 per share of common stock. Net tangible book value is the aggregate amount of American Critter College’s tangible assets less its total liabilities. Net tangible book value per share represents American Critter College’s total tangible assets less its total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the sale of 100,000 shares at an offering price of $.05 per share of common stock, application of the estimated net sale proceeds (after deducting offering expenses of $10,000, ACC’s net tangible book value as of the closing of this offering would remain at $.001 per share. This represents immediate dilution of about $.049 per share to investors, as illustrated in the following table:

Public offering price per share of common stock................ $.05
Net tangible book value per share prior to offering...........$0.001
Increase per share attributable to new investors................. $0.00
Net tangible book value per share after offering............... $0.001
Dilution per share to new investors................................... $0.049
Percentage dilution................................................................ 98%

SELLING SECURITY HOLDERS

The shares being offered for resale by the selling stockholders consist of the 12,203,085 shares of our common stock of which 1,603,085 shares are held by 35 shareholders of our common stock which sold in our Regulation D offering completed on October 31, 2011. The remaining 9,600,000 were sold at a price of $.0001 per share to various insiders, consultants, family members, and our officer.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of  September 5, 2012 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

The table below assumes the sale of the 12,203,085 shares offered in this prospectus at an assumed initial public offering price of $.05 per share and before any deduction of estimated offering expenses. The 11,203,085 shares held by current stockholders being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are not obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Shareholder Name	Address	State	Shares of Common Stock Owned Prior to Offering	Shares of Common Stock Owned After Offering
Kathryn Ann Layton (1)	184 Heritage Isle DeWinton, Alberta, TOL OXO		60,000	0
Alex Ray Layton (1)	184 Heritage Isle DeWinton, Alberta, TOL OXO		60,000	0
Stephanie Ray Layton	184 Heritage Isle DeWinton, Alberta, TOL OXO		60,000	0
Brendan James Layton	184 Heritage Isle DeWinton, Alberta, TOL OXO		60,000	0
David Ross Walker	184 Heritage Isle DeWinton, Alberta, TOL OXO		60,000	0
Melody Keith	905 Hill Avenue Wilkesboro, NC 28697	NC	60,000	0
Melanie Radford	26 Hampstead Gardens NW Calgary, Alberta T3A 5Y4		60,000	0
Andrew Radford	26 Hampstead Gardens NW Calgary, Alberta T3A 5Y4		60,000	0
Catharine Radford	26 Hampstead Gardens NW Calgary, Alberta T3A 5Y4		60,000	0
Brittany Radford (2)	26 Hampstead Gardens NW Calgary, Alberta T3A 5Y4		60,000	0
Alexander Radford (2)	26 Hampstead Gardens NW Calgary, Alberta T3A 5Y4		60,000	0
Amanda Staley	19056 Natalie Mitchelle Lane Cornelius, NC 28031	NC	60,000	0
Daniel Fraser	403 Landis Lakes Court Louisville, KY 40245	KY	120,000	0
Darice Fraser	403 Landis Lakes Court Louisville, KY 40245	KY	120,000	0
Jill Rowe Polhemus	1817 Marion Street, Apt. 2 Columbia, SC 29201	KY	60,000	0
Jonathan R. Rowe	246 Hawthorne Avenue Palo Alto, CA 94301	KY	60,000	0
Hannah Coulter	9281 S. Riverside Pkwy, Apt. M Tulsa, OK 74137	OK	126,267	0
Chris Fraser	1009 Stone Spring Way Louisville, KY 40223	KY	120,000	0
Coleen Craig (3)	532 Becker Avenue Fort Mill, SC 29715	SC	10,000	0
Carl Craig (3)	532 Becker Avenue Fort Mill, SC 29715	SC	10,000	0
Nathan Critz (4)	46697 Lynnhaven Square Potomac Falls, VA 20165	VA	10,000	0
Jennifer Critz (4)	46697 Lynnhaven Square Potomac Falls, VA 20165	VA	10,000	0
Rochelle Kempf	6212 S. 87th E. Avenue Tulsa, OK 74133	OK	176,768	0
Michael Olsson (5)	8307 Hirsch Drive Charlotte, NC 28277	NC	5,000	0
Teresa Olsson (5)	8307 Hirsch Drive Charlotte, NC 28277	NC	5,000	0
Dave Temple	933 Poindexter Drive Charlotte, NC 28209	NC	5,050	0
Kotaya Griffin	7121 Brighton Brook Drive Charlotte, NC 28212	NC	5,000	0
Teresa Garvin (7)	2702 Oxborough Drive Matthews, NC 28105	NC	5,000	0
Stephen Keller Jr.	6411 Boykin Spaniel Road Charlotte, NC 28277	NC	5,000	0
Dianne Keller (6)	6411 Boykin Spaniel Road Charlotte, NC 28277	NC	5,000	0
Forrest Garvin (7)	2702 Oxborough Drive Matthews, NC 28105	NC	5,000	0
J. Stephen Keller (6)	6411 Boykin Spaniel Road Charlotte, NC 28277	NC	5,000	0
John Lewis (8)	1109 Oak Pond Circle Charlotte, NC 28277	NC	5,000	0
Paige Lewis (8)	1109 Oak Pond Circle Charlotte, NC 28277	NC	5,000	0
George Critz III (9)	14338 Crown Harbor Drive Charlotte, NC 28278	NC	5,000	0
Ashland Global (10)	29 Edgebrook Landing NW Calgary, AB T3A5M8		2,040,000	0
Sternberger Holden, LLC (11)	601 Saint Anthony Lane Upper Darby, PA 19082		720,000	0
Cobblestone Group (12)	5723 Legacy Circle Charlotte, NC 28277		480,000	0
Robert Fraser	403 Landis Lakes Court Louisville, KY 40245		720,000	0
HR King (13)	601 Saint Anthony Lane Upper Darby, PA 19082		720,000	0
Sagacity Investments, LLC (14)	12404 Willingdon Rd. Huntersville, NC 28078		720,000	0
Hunt Keith (15)	271 Serenity Place Newport, VA 24128		240,000	0
Winchester Investments (16)	34721 Myrtle Ct. Winchester, CA 92596	CA	1,080,000	0
Dayna Critz (9)	14338 Crown Harbor Drive Charlotte, NC 282778	NC	2,880,000	0
TOTAL			12,203,085	0

(1)	These shareholders are married and thus, beneficially own each other’s shares.

(2)	These shareholders are married and thus, beneficially own each other’s shares.

(3)	These shareholders are married and thus, beneficially own each other’s shares.

(4)	These shareholders are married and thus, beneficially own each other’s shares.

(5)	These shareholders are married and thus, beneficially own each other’s shares.

(6)	These shareholders are married and thus, beneficially own each other’s shares.

(7)	These shareholders are married and thus, beneficially own each other’s shares.

(8)	These shareholders are married and thus, beneficially own each other’s shares.

(9)	These shareholders are married and thus, beneficially own each other’s shares.

(10)	The Director of Ashland Global is Mark Radford

(11)	The Managing Member of Sternberger Holder is Steve Critz

(12)	The Manager of Cobblestone Group is Ken Chapman

(13)	The Manager of HR King, LLC is Marsha Rowe

(14)	The Manager of Sagacity Investments is Anna Rubin

(15)	Hunt Keith is our CEO and President

(16)	The Manager of Winchester Investments is Dave Utley

PLAN OF DISTRIBUTION

The selling security holders may sell some or all of their shares at a fixed price of $0.05 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTCBB, shareholders may sell their shares in private transactions to other individuals. We plan, in the future, to contact an authorized OTC Bulletin Board market maker for sponsorship of our securities on the Over-the-Counter Bulletin Board. There can be no assurance that our attempts to do so will be successful. Furthermore, if our securities are not quoted on the OTC Bulletin Board, or elsewhere, there can be no assurance that a market will develop for the common stock or that a market in the common stock will be maintained. As a result of the foregoing, investors may be unable to liquidate their investment for any reason. We have not originated contact with a market maker at this time, and do not plan on doing so until completion of this offering.

Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over the Counter Bulletin Board (OTCBB) when this Registration Statement is declared effective by the SEC. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. However, sales by a selling security holder must be made at the fixed price of $0.05 until a market develops for the stock. In the event we are successful in our attempts to have a market maker quote our stock on the OTCBB, we will need to comply with ongoing reporting requirements in order to ensure that the market maker will continue to quote our stock.

The Selling Stockholder and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act  of 1933, as amended (the "Securities Act"), in which event profits, discounts or commissions received by such persons may be deemed to be underwriting commissions under the Securities Act.

All expenses of the registration of securities covered by this Prospectus are to be borne by the Company, except that the Selling Stockholder will pay any applicable underwriters' commissions, fees, discounts or concessions or any other compensation due any underwriter, broker or dealer and expenses or transfer taxes.

Once a market has been developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

•	ordinary brokers transactions, which may include long or short sales,

•	transactions involving cross or block trades on any securities or market where our common stock is trading, market where our common stock is trading,

•	through direct sales to purchasers or sales effected through agents,

•	through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or exchange listed or otherwise), or

•	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales are permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $10,000.

LEGAL PROCEEDINGS

We may from time to time be involved in routine legal matters incidental to our business; however, at this point in time we are currently not involved in any litigation, nor are we aware of any threatened or impending litigation.

DIRECTOR, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The members of our Board of Directors serve, without compensation, until the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the Board of Directors. Information as to the director and executive officer is as follows:

Name	Age	Title
Hunt Keith	45	President, Chief Executive and Financial Officer, Director
Mark N. Radford	52	Vice President, Director

Duties, Responsibilities and Experience

Hunt Hardinge Keith, President, CEO and Treasurer

Mr. Hunt graduated from University of South Carolina in 1973 with a BS degree in Business Management .After graduation he went to work for Keith Clothing Stores, Inc. a family owned business in ladies apparel. He started in sales and purchasing and worked his way up to General Manger. He expanded the business by developing multiple locations in South Carolina with 45 employees, oversaw the financial operations, purchasing and marketing including the training of store managers, merchandise buyers and sales personnel. Mr. Hunt returned to the University of South Carolina in 1993 to continue his education and obtained a BS degree in Nursing in 1996. From 1996 to 1998 Mr. Hunt was employed by the Department of Health and Environmental Control in Sumter, SC as a Home Health Nurse. In 1998 he decided to pursue a career in the pharmaceutical industry and was employed by the Pharmacia Corporation until 2002 as a sales representative in Florida. In 2003 he worked for Medpointe Pharmaceuticals as a sales representative in Virginia. In 1993 to present he has been employed as a sales representative in Roanoke, Virginia for Boehringer Ingelheim Pharmaceuticals.

Mark N. Radford, Vice President and Director

Mr. Radford graduated from Sheridan College in 1993 with a degree in Electronics. He worked for various companies in the Oil and Gas industry in Calgary Alberta Canada while continuing his education and obtained a degree in business management with honors from the Canadian Association for Production and Inventory Control (CAPICS) in 1998. During the time he attended CAPICS he held various management positions with companies in electronics manufacturing. Mr. Radford also obtained a Masters degree in Project Management from George Washington University in 2000 and a degree in Business management for Tabasco University in 2004. Mr. Radford is currently employed by as a Materials and Quality Control Manager for Control Innovations, Inc.

Mr. Keith is the promoter of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the date of this prospectus, and as adjusted giving effect to the sale of 12,203,085 shares of common stock in this offering, relating to the beneficial ownership of our common stock by those persons known to us to beneficially own more than 5% of our capital stock, by our director and executive officer, and by all of our directors, proposed directors and executive officers as a group.

Name of Beneficial Owner(1)	Number Of Shares	Percent Before Offering	Percent After Offering
Ashland Global	2,040,000	16.7%	0%
Sternberger Holden, LLC	720,000	5.9%	0%
Robert Fraser	720,000	5.9%	0%
HR King	720,000	5.9%	0%
Sagacity Investments, LLC	720,000	5.9%	0%
Winchester Investments	1,080,000	8.9%	0%
Dayna Critz	2,880,000	23.6%	0%
Hunt Keith , President, CEO, and Treasurer	5,000	0.041%	0%
All Directors, Officers and Principal Stockholders as a Group	8,885,000	72.841%	0%
_____________
1.)	The address of each shareholder is care of American Critter College, Inc., 271 Serenity Place Newport, Virginia 24128, unless otherwise stated.

“Beneficial ownership” means the sole or shared power to vote or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have “beneficial ownership” of any security that such person has the right to acquire within 60 days from the date of this prospectus.

DESCRIPTION OF SECURITIES TO BE REGISTERED.

General

Our authorized capital stock consists of 100,000,000 Shares of common stock, $0.0001 par value per Share Common Stock.

We are authorized to issue 100,000,000 shares of common stock, $0.0001 par value per share. Currently we have 11,203,085 common shares issued and outstanding.  We do not have any holding period requirements for our common stock.

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Delaware for a more complete description of the rights and liabilities of holders of our securities. All material terms of our common stock have been addressed in this section.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Preferred Stock

We are currently authorized to issue 10,000,000 shares of preferred stock.

Dividends

We have not paid any cash dividends to shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no options to purchase our securities outstanding.

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate applying for trading of our common stock on the over the counter bulletin board, maintained by FINRA, upon the effectiveness of the registration statement of which this prospectus forms a part.

There are several requirements for listing our shares on the Over the Counter  bulletin board, including:

* we must make filings pursuant to Sections 13 and 15(d) of the Securities Exchange Act of 1934;

* we must remain current in our filings;

* we must find a member of FINRA to file a form 211 on our behalf. The information contained within form 211 includes comprehensive data about our company and our shares. Form 211 and our prospectus are filed with FINRA so that they can determine if there is sufficient publicly available information about us and whether our shares should be listed for trading.

We can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

Penny Stock Reform Act of 1990

The Securities Enforcement and Penny Stock Reform Act of 1990 require additional disclosure for trades in any stock defined as a penny stock. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to exceptions. Under this rule, broker/dealers who recommend these securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to a transaction before sale. Our shares will probably be subject to the Penny Stock Reform Act, thus potentially decreasing the ability to easily transfer our shares.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited by Stan J.H. Lee, CPA to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Jillian Ivey Sidoti will be paid 10,000 shares of stock for services rendered relating to this S-1 registration statement.

 DISCLOSURE OF COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

No director of American Critter College will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in our Articles of Incorporation limiting such liability.

DESCRIPTION OF BUSINESS

American Critter College is a development stage company incorporated in the State of Delaware in March 2011. We were formed to engage in the business of instructing owners the appropriate techniques to train their dog, and help establish a clear line of communication between dog and owner. During our initial year of formation we concentrated our energies on analyzing the viability of our business plan, and establishing our business model. Our model is unique in that instead of our instructors directly training the dog, the instructor will focus on teaching the owner how to train his or her dog and help establish a clear line of communication between the dog and its owner – which is fundamental to maintaining dog obedience. By utilizing this unique strategy, ACC seeks to develop long-term, satisfied customers, to whom it may continue to enrich with methods of understanding and training their dogs.

With this offering, we are attempting to build 6 company-owned locations. Through the operation of these company-owned locations, we hope to build our brand and over time develop our business to the point where franchising becomes a viable option. Once profitability has been proven, we will move to franchise, first starting in the southeast United States and gradually moving to various markets across the country.

Milestones

In the next 12 months we plan to take the following steps:

September 2012 – Continue with the S-1 registration process for our common stock
October 2012 – complete the S-1 registration process
November 2012 – Complete manuals for training. Written procedures and protocols for training academies to be established. Establish corporate identity if not already done.
December 2012 – Focus efforts on establishing a web presence and social media presence
January 2013 – Complete first round of financing for first facility. Locate potential facility locations for first training school.
February 2013 – Purchase hard assets and training tools, cleaning supplies, and inventory for our training facility with the hopes to open the first training facility in this month with limited hours of operation and classes.
March 2013 – increase community presence within the community in which we open our first training facility. Increase course offerings and training opportunities.
April 2013 – If possible and demand allows, increase hiring and number of classes.
May 2013 – Seek out additional locations for training facilities for expansion within the same general market
June 2013 – Establish branded merchandise for sale at all training facilities. Seek to open second training facility
July 2013 – Release proven training methods in a manual (print) and web form that have been in our school. Diaries and work logs to prove our training methods should be kept to this point.
August 2013 – Seek location for opening of third facility sometime in the fall of 2013.

Services

We expect to offer several different courses and levels of training for dogs. First and foremost, we will offer puppy training to new dog owners. With this, we will invite local shelters to showcase dogs for adoption. For each adoption we will offer one free puppy class with the hopes of having new owners return for additional trainings.

We will offer also household training which involves the training of dogs and their owners on how to behave and insure proper dog behavior within a household setting. Training will include simple to advanced training techniques.

Executive Summary

American Critter College, Inc. is a development stage company incorporated in the State of Delaware on March 30, 2011, and we plan to open our first dog obedience school located in Charlotte, NC. American Critter College is unique in its approach to dog obedience. Instead of training the dog, American Critter College works on training the owners on how to train the dog, as well as help to establish clear lines of communication between the dog and its owner. Establishing clear communication with the dog, and understanding the dog's physical and social behavior is the most fundamental of the lessons to learn. American Critter College will leverage this strategy to develop long-term satisfied customers. Through the training philosophy and customer-centric business approach, American Critter College will consistently gain market share. Once profitability of the business model has been proven, American Critter College will then franchise its concept starting in the South East and moving to major markets across the country.

Objectives

The objectives for the first three years of operation include:

1.	To create a service-based company whose primary goal is to exceed expectations.
2.	To increase the number of clients by 20% a year.
3.	To develop a sustainable start-up business.
4.	To do a public offering and raise capital for the build out of (6) company owned locations, and to franchise the American Critter College concept.

Mission

American Critter College's mission is to provide the finest dog training program available. We exist to attract and maintain customers. When we adhere to this maxim, everything else will fall into place. Our services will exceed the expectations of our customers.

Keys to Success

The keys to success are providing a reasonably priced service that customer’s value. We believe a customer-centric business model is the tool to achieve success. American Critter College will be easily replicated for franchise purposes, making it attractive to new business owners, thus ensuring the growth and success of the company.

Company Summary

American Critter College is a Corporation based in Charlotte, NC. American Critter College will offer three different levels of obedience training. The training will occur in a group setting, or through private lessons.

American Critter College is forecasted to open six company owned locations over the next three years, and forecasts to reach profitability per each company owned location by month nine.

Start-up Summary

American Critter College will incur the following start-up costs:

•	LCD Projector.
•	Computer system with a printer, CD-RW, Microsoft Office, QuickBooks Pro & Wi-Fi.
•	Stationery, Brochures, Business Cards.
•	Website.
•	Legal Expenses.
•	Insurance.
•	Office Furniture.
•	Training Props.
•	AKA Vendor Membership.
•	AKA Trade Show Registrations.
•	Trade Show Exhibit.
•	Copier.
•	Phone line, phone and answering machine.
•	Assorted leashes, toys, collars.
•	Training Manuals.
•	Commercial Lease.
•	Company Vehicle.
•	Vehicle Wrap.

These start up expenses will be financed through the sale of company stock to shareholders.

Services

American Critter College provides dog obedience classes for groups as well as individuals. American Critter College offers three different levels of classes:

•	Puppy Kindergarten: this class is used to teach dogs the basic commands, as well socialization skills. This course will have an introductory explanation of proper communication techniques.
•
Household Obedience Level 1: the goal of this class is to have all members of the family work with their dog in a positive and consistent manner. The family will be taught to establish a leadership relationship with the dog. Much of the curriculum uses the American Kennel Club's (AKC) Canine Good Citizen Test. This course will offer an intermediate level of communication techniques.

•
Household Obedience Level 2: this class will perfect the standard commands such as sit, down, stay, come, and leash walking. This level will also work on heeling, and will offer advanced communication techniques.

American Critter College courses are all based on a basic idea which can be summed up from a quote from R.D. Shaw, Chief Archaeologist for the Alaska Department of Natural Resources:  "If societies are judged by their systems of order, justice, land rights, and family, the kingdom of the wolf is one of the most sophisticated."

With this in mind, the courses are used to establish the pet owner's role as the leader of the pack. Unless the owner establishes dominance, the animal will. Dominance is not punishment, dominance is the law of the pack. It is instinctively understood by all dogs. By showing dominance to the dog in a very responsible, consistent way, you are setting the dog at ease because he/she knows their place in the pack and are at ease around you because they know that you are in control and you will protect them.

Competition

We will experience competition both from mom and pop dog obedience organizations as well as from bigger organizations such as Petco and Petsmart that offer large scale dog training in stores that offer more than just dog training such as grooming, supplies, food, and in some cases, veterinary facilities. We will also compete with local businesses. In Charlotte, NC specifically, there are multiple dog training facilities that offer training at homes, in homes and home kennels, at local parks, and in facilities. Furthermore, these businesses are established within the community and we will need to market to keep up and let ourselves known as a dog training facility.

Furthermore, many consumers of dog training have instead to self-teach training techniques from national teachers such as Cesar Milan, aka “the Dog Whisperer.” This type of “at home” training and their supplies offer an at home, inexpensive alternative to our plan. We will need to offer good hours, plenty of classes, and affordable pricing.

Finally, we will also compete with certified training facilities that offer certain certifications such as AKC certification for obedience (American Kennel Club) and certain certifications for therapy and guide dogs. We currently do not have plans to offer such services.

Intellectual Property & Proprietary Rights

Upon completion of our website, we will regard substantial elements of our website and underlying technology as proprietary and attempt to protect them by relying on trademark, service mark and trade secret laws, restrictions on disclosure and transferring title and other methods. We currently do not have any technology we consider proprietary, as we are currently in our development stage.

Employees

We are a development stage company and currently have only one part-time employee, Hunt Keith, who is also our principal officer and director. Other than the activities related to the Company, we look to Mr. Keith for his entrepreneurial skills and talents. It is Mr. Keith who provided us our business plan. For a discussion of Mr. Keith’s experience, please see “Director, Executive Officers, Promoters and Control Persons.” Initially Mr. Keith will coordinate all of our business operations. We plan to use consultants, attorneys, accountants, and technology personnel, as necessary and do not plan to engage any additional full-time employees in the near future. We believe the use of non-salaried personnel allows us to expend our capital resources as a variable cost as opposed to a fixed cost of operations. In other words, if we have insufficient revenues or cash available, we are in a better position to only utilize those services required to generate revenues as opposed to having salaried employees. We may hire marketing employees based on the projected size of the market and the compensation necessary to retain qualified sales employees: however we do not intend to hire these individuals within the next 12 months. A portion of any employee compensation likely would include the right to acquire our stock, which would dilute the ownership interest of holders of existing shares of our common stock.

Mr. Keith is spending the time allocated to our business in handling the general business affairs of our company such as accounting issues, including review of materials presented to our auditors, working with our counsel in preparation of filing our S-1 registration statement, and developing our business plan and overseeing the technological aspects of our business, including the analysis of various software companies capable of generating the type of software we require.

Mr. Mark N. Radford is our vice President and Director, however, currently holds a full time position and does not dedicate himself to our business on a full time level.

REPORTS TO STOCKHOLDERS

We are not subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Upon the effectiveness of this S-1 registration statement, we will be subject to the requirements of Section 15(d) as opposed to the requirements of Section 13(a) under the Exchange Act, which requires an issuer to file annual reports on Form 10-K (or any successor form), quarterly reports on Form 10-Q (or any successor form), and current reports on Form 8-K.

All of our reports can be reviewed through the SEC’s Electronic Data Gathering Analysis and Retrieval System (EDGAR) which is publicly available through the SEC’s website (http://www.sec.gov).

We intend to furnish annual reports to stockholders, which will include audited financial statements reported on by our Certified Public Accountants. In addition, we will issue unaudited quarterly or other interim reports to stockholders, as we deem appropriate or required by applicable securities regulations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

The following discussion and analysis should be read in conjunction with our financial statements and the notes thereto contained elsewhere in this filing.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

With the exception of historical matters, the matters discussed herein are forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements concerning anticipated trends in revenues and net income, projections concerning operations and available cash flow. Our actual results could differ materially from the results discussed in such forward-looking statements. The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes thereto appearing elsewhere herein.

Background Overview

American Critter College, Inc. a Delaware company, is a development stage company incorporated in the State of Delaware in March 2011. We were formed to engage in the business of instructing owners the appropriate techniques to train their dog, and help establish a clear line of communication between dog and owner. In March 2011, we commenced our planned principal operations, and therefore have no significant assets. To date, we solely developed our business plan.

Since our inception in March 2011 to June 30, 2012, we have not generated any revenues and have incurred a net loss of $64. During this time, we incurred operating expenses of $64 resulting in a cumulative loss of $64. To this point, our only business activity has been the formation of our corporate entity, creation and development of our business model, and analyzing the viability of our business. We believe that sales revenue, loans from our officer, and small amounts of equity will be sufficient to support the limited costs associated with our initial ongoing operations for the next twelve months. We may sell additional shares in a private offering or other offering if we are unable to obtain funds from another source such as a shareholder loan. If sufficient funds cannot be raised, none of the Company’s plans may be implemented. There can be no assurance that the actual expenses incurred will not materially exceed our estimates or that cash flows from listing fees will be adequate to maintain our business. As a result, our independent auditors have expressed substantial doubt about our ability to continue as a going concern in the independent auditors’ report to the financial statements included in the registration statement.

Results of Operations

For the period ended March 31, 2012 and for the three months ended June 30, 2012

There were no revenues for the period from inception to March 31, 2012 nor for the period ended June 30, 2012.

The company did not pay nor recognize any interest expense for the periods ended March 31, 2012 and June 30, 2012.

We expect to incur the normal expenses related to being a public company such as accounting and legal costs. We may drain all available financial resources to pay for such costs depending on our operations and costs. To date, our attorney has provided services in exchange for a nominal fee, but there is no guarantee that this will continue and thus, we may be financial distressed because of the costs associated with being a public company. We will also incur fees for audits and reviews so that we can file the proper 10Q’s and 10K’s. As we begin to generate revenues, realize expenses, and acquire assets, it is possible that the costs related with being a public company will increase.

Liquidity and Capital Resources

The Company has $13,196 in cash. The investigation of prospective financing candidates involves the expenditure of capital.  The Company will likely have to look to Mr. Keith or to third parties for additional capital.  There can be no assurance that the Company will be able to secure additional financing or that the amount of any additional financing will be sufficient to conclude its business objectives or to pay ongoing operating expenses.

If Mr. Keith is unable to lend additional funds to the Company in the event that Company needs additional funds, we may need to deploy a plan to sell additional shares or look to a third party to lend funds to the Company. If the Company is to borrow funds from a third party, the terms and conditions of such a loan may not be on favorable terms. If we are unable to address our liquidity issues, there is a great chance that the Company will not have adequate funding to continue its business plan and will thus, fail.

We will require as much as $800,000 in order to build out our planned 6 ACC locations so that they may start generating revenues. $800,000 will be enough to fund our operations for the next 12 months, so long as we keep our operations to a minimum and are able to generate revenues.  We currently only have $13,196.Therefore, the cash currently available to us will not enable us to develop the business to the state in which it will optimally be able to generate revenues. If we are to generate revenues prior to needing any additional funding, we will immediately reinvest such revenues into further development our business and deployment of our business plan. We believe that the cash we have available will sustain us for approximately three (3) more months so long as we continuing operating in the manner that we are currently operating.

Equity Distribution to Management

Since our incorporation, we have raised capital through private sales of our common equity.  As of  June 30, 2012, we have issued 9,600,000 shares of our common stock to various shareholders, in exchange for cash and services.  Specifically, Ashland Global received 2,040,000 shares in exchange for services relating to our organization, and development or our business plan worth approximately $20,000. Ashland also provided us with $204 in cash. Please see our “Stockholder Table” for more information on distributions of stock in exchange for services.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

FACILITIES

We currently maintain an office at 271 Serenity Place, Newport, Virginia 24128. We have no monthly rent, nor do we accrue any expense for monthly rent. Mr. Keith, our primary officer and director, and our employee provides us a facility in which we conduct business on our behalf. Mr. Keith does not receive any remuneration for the use of this facility or time spent on behalf of us. We do not believe that we will need to obtain additional office space at any time in the foreseeable future, approximately 12 months, until our business plan is more fully implemented.

As a result of our method of operations and business plan we do not currently require personnel other than Mr. Keith to conduct our business. In the future we anticipate requiring additional office space and additional personnel; however, it is unknown at this time how much space or how many individuals will be required.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company utilizes office space provided at no cost from Mr. Keith, our primary officer and director. Office services are provided without charge by the Company’s director. Such costs are immaterial to the financial statements and, accordingly, have not been reflected. Mr. Keith is the primary officer, director, and promoter of American Critter College and developed the business plan.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

We intend to file for inclusion of our common stock on the Over-the-Counter Bulletin Board; however, there can be no assurance that FINRA or NASDAQ will approve the inclusion of the common stock. Prior to the effective date of this offering, our common stock was not traded.

DIVIDENDS

The payment of dividends is subject to the discretion of our Board of Directors and will depend, among other things, upon our earnings, our capital requirements, our financial condition, and other relevant factors. We have not paid or declared any dividends upon our common stock since our inception and, by reason of our present financial status and our contemplated financial requirements, do not anticipate paying any dividends upon our common stock in the foreseeable future.

We have never declared or paid any cash dividends. We currently do not intend to pay cash dividends in the foreseeable future on the shares of common stock. We intend to reinvest any earnings in the development and expansion of our business. Any cash dividends in the future to common stockholders will be payable when, as and if declared by our Board of Directors, based upon the Board’s assessment of:

•	our financial condition;

•	earnings;

•	need for funds;

•	capital requirements;

•	prior claims of preferred stock to the extent issued and outstanding; and

•	other factors, including any applicable laws.

Therefore, there can be no assurance that any dividends on the common stock will ever be paid.

EXECUTIVE COMPENSATION

The following table sets forth the cash compensation of our officers and directors, Hunt Keith and Mark N. Radford from inception (March 30, 2011) to  June 30, 2012.

Summary Compensation Table

		Annual Compensation			Long Term Compensation
Name and Principal Position	YTD	Salary	Bonus	Other Annual Compensation	Restricted Stock	Options

George Critz	2011	$-0-	-0-	-0-	$0	-0-
Hunt Keith	2011	$-0-	-0-	-0-	$240	-0-
President, CEO, Director	2012	$-0-	-0-	-0-	-0-	-0-
Mark N. Radford	2011	$-0-	-0-	-0-	$2,040	-0-
Vice President and Director	2012	$-0-	-0-	-0-	-0-	-0-

Mr. Keith and Mr. Radford have not received any monetary compensation or salary since the inception of the Company. Mr. Keith and Mr. Radford have agreed to not receive any compensation or enter into any employment agreements until the Company begins operations.

Mr. Keith received 240,000 shares in exchange for cash and services. Mr. Radford receive 2,400,000 shares in exchange for cash and services through Ashland Capital.

Directors’ Compensation

Directors are not entitled to receive compensation for services rendered to American Critter College, or for each meeting attended except for reimbursement of out-of-pocket expenses. There are no formal or informal arrangements or agreements to compensate directors for services provided as a director.

Stock Option Grants

American Critter College did not grant any stock options to the executive officer during the most recent fiscal period ended June 30, 2012. American Critter College has also not granted any stock options to the Executive Officers since incorporation.

Employment Agreements

There are no current employment agreements or current intentions to enter into any employment agreements.

Future Compensation

Mr. Keith has agreed to provide services to us without compensation until such time as either we have earnings from our revenue,

Board Committees

We do not currently have any committees of the Board of Directors, as our Board consists of one member. Additionally, due to the nature of our intended business, the Board of Directors does not foresee a need for any committees in the foreseeable future.

Indemnification

Under our Articles of Incorporation and Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if they acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Delaware.

Regarding indemnification for liabilities arising under the Securities Act which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent

The transfer agent for the common stock will be Vstock Transfer.

REPORTS TO SECURITY HOLDERS

American Critter College, Inc. is not a reporting issuer under the Securities Exchange Act of 1934. As a result of this offering, we will become subject to the informational requirements of the 1934 Act for a period of at least one fiscal year.

FINRA requires that all issuers maintaining quotations of their securities on the OTC Bulletin Board file periodic reports under the 1934 Act. In order to maintain such a quotation, we will have to register our securities under the 1934 Act on form 8-A or form 10.

We may cease filing periodic reports with the Securities and Exchange Commission if:

*	We have less than 300 stockholders of record; or

*	We have less than 500, but more than 300, stockholders of record, and our total assets did not exceed $10 million on the last day of each of our three most recent fiscal years.

Because of the requirement that we file periodic reports in order to have our common stock quoted on the OTC Bulletin Board, we do not intend to suspend our reporting obligations in the foreseeable future.

The public may read and copy any materials that we file with the Commission at the Commission’s Public Reference Room at 100 F St,, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is http://www.sec.gov.

We intend to furnish to our stockholders annual reports containing financial statements audited and reported upon by our independent accounting firm, and such other periodic reports as we may determine to be appropriate or as may be required by law.

AMERICAN CRITTER COLLEGE INC.
FINANCIAL STATEMENTS

INDEPENDENT AUDITORS’ REPORT	F-11

Stan J.H. Lee, CPA
 2160 North Central Rd, Suite 209 *  Fort Lee *NJ 07024
P.O. Box 436402 *San Diego  * CA * 92143

619-623-7799 Fax 619-564-3408 E-mail) stan2u@gmail.com

Report of Independent Registered Public Accounting Firm

To the Board of Directors and management of American Critter College Inc.

We have audited the accompanying balance sheets of American Critter College, Inc. (”the Company”) as of March 31, 2012 and June 30, 2012 and the related statements of operation, shareholders’ equity (deficit) and cash flows for the period beginning March 30, 2011 (its inception) to March 31, 2012 and the three-months period ended June 30, 2012.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presently fairly, in all material respects, the financial position of American Critter College, Inc. as of March 31, 2012 and June 30, 2012, and the results of its operation and its cash flows for the periods aforementioned in conformity with the U.S. generally accepted accounting principles.

The financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the note to the financial statements, the Company lacks liquidity and has accumulated losses from operations which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Stan J.H. Lee, CPA
Stan J.H. Lee, CPA

August 14, 2012
Fort Lee, NJ 07024

American Critter College Inc
(A Development Stage Company)
Balance Sheets

ASSETS

	as of June 30,	as of March 31,
	2012	2012

Current Assets
Cash	$13,196	$11,400
Other current assets

Total Current Assets	13,196	11,400

TOTAL ASSETS	$13,196	$11,400

LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
Officer advances	$	$

Total Current Liabilities	-	-

Total Liabilities	-	-

Stockholders' Equity (Deficit)
Preferred stock ($0.0001 par value; 10,000,000 authorized
no shares issued and outstanding at June 30, 2012)
Common stock, ($0.0001 par value, 100,000,000 shares
authorized; 11,203,035 shares issued and outstanding
as of June 30, 2012)	1,115	1,093
Additional paid-in capital	12,145	10,371
Deficit accumulated during development stage	(64)	(64)

Total Stockholders' Equity (Deficit)	13,196	11,400

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)	$13,196	$11,400

The accompanying notes are an integral part of these financial statements.

American Critter College Inc
(A Development Stage Company)
Statements of Operations

	Three-month period ending	Period from March 30, 2011 (Inception) to	Cumulative from March 30, 2011 (inception) through
	June 30,	March 31,	June 30
	2012	2012	2012

Revenues

Revenues	$-	-	$-

Total Revenues	-	-	-

Operating Costs
Administrative expenses	-	64	64
Taxes and licences	-
	-

Total Operating Costs	-	64	64

Other Income & (Expenses)
Gain (loss) on currency exchange	-	-	-

Total Other Income & (Expenses)	-	-	-

Net Income (Loss)	-	(64)	(64)

Basic earnings per share	$-	(0.00)	$(0.00)

Weighted average number of
common shares outstanding	$11,039,651	5,463,134	$11,203,035

The accompanying notes are an integral part of these financial statements.

American Critter College Inc
(A Development Stage Company)
Statement of Changes in Stockholders' Equity

				Deficit
				Accumulated
		Common	Additional	During
	Common	Stock	Paid-in	Development
	Stock	Amount	Capital	Stage	Total

Balance March 30, 2011 (Inception)	-	$-	$-	$-	$-

Stock issued for cash
on 8/12/2011
@ $.0001 per share	9,600,000.00	$960	$-		$960

Stock issued for cash
on 12/09/2011
@.00792	660,000.00	$66	$5,161		$5,227

Stock issued for cash
on 12/12/2011
@.00792	60,000.00	$6	$469		$475

Stock issued for cash
on 1/12/2012
@.00792	360,000.00	$36	$2,815		$2,851

Stock issued for cash
on 1/30/2012
@.00792	246,267.00	$25	$1,926		$1,950

Net Income (Loss,), for the period				(64)	(63.65)

Balance, March 31, 2012	10,926,267	1,093	10,371	(64)	11,400

Stock issued for cash
on 4/16/2012
@.00792	20,000.00	$2	$156		$158

Stock issued for cash
on 4/26/2012
@.00792	176,768.00	$18	$1,382		$1,400

Stock issued for cash
on 5/07/2012
@.00792	20,000.00	$2	$156		$158

Stock issued for cash
on 5/22/2012
@.00792	10,000.00	$1	$78		$79

Net Income (Loss) , Three-month period ended June 30, 2012				-	-

Balance, June 30, 2012	$11,203,035	1,115	12,145	(64)	13,196

The accompanying notes are an integral part of these financial statements.

American Critter College
(A Development Stage Company)
Statements of Cash Flow

	Three-month period ended	Period from March 30, 2011 (Inception) to	Cumulative from March 30, 2011 (inception) through
	June 30, 2012	June 30, 2012	June 30, 2012
	2012	2012	2012

CASH FLOWS FROM OPERATING ACTIVITIES

Net income (loss)	$-	$(64)	$(64)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:
Increase in other current asset

Changes in operating assets and liabilities:
Increase (decrease) in accrued expenses	-	-	-

Net cash provided by (used in) operating activities	-	(64)	(64)

CASH FLOWS FROM INVESTING ACTIVITIES

Net cash provided by (used in) investing activities	-	-	-

CASH FLOWS FROM FINANCING ACTIVITIES

Increase (decrease) in officer advances
Issuance of common stock	23	1,093	1,116
Additional paid-in capital	1,773	10,371	12,144

Net cash provided by (used in) financing activities	1,796	11,464	13,260

Net increase (decrease) in cash	1,796	11,400	13,196

Cash at beginning of period	11,400	-	-

Cash at end of period	$13,196	$11,400	$13,196

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash paid during year for :

Interest	$-	$-	$-

Income Taxes	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

American Critter College, Inc.
NOTES TO FINANCIAL STATEMENTS
(A Development Stage Company)
March 31, 2012 and June 30, 2012

1. NATURE OF OPERATIONS

American Critter College, Inc (“The Company”) was incorporated in the State of Delaware on March 30, 2011 to engage in the creation and development of a pet training service.  The Company is in the development stage with no revenues and a limited operating history.

Going Concern Consideration

These financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has incurred cumulative net losses of $64 since its inception and requires capital for its contemplated operation and marketing activities to take place.  The Company's ability to raise additional capital through the future issuances of common stock is unknown. The obtainment of additional financing, the successful development of the Company's contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations.  The ability to successfully resolve these factors raise substantial doubt about the Company's ability to continue as a going concern.

Future issuances of the Company's equity or debt securities will be required in order for the Company to continue to finance its operations and continue as a going concern. The Company's present revenues are insufficient to meet operating expenses. The financial statements do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in US dollars. The Company’s year-end is March 31.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturity of three months or less to be cash equivalents.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires that management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Foreign Currency Translation

The financial statements are presented in United States dollars. In accordance with ASC 830, “Foreign Currency Matters”, foreign denominated monetary assets and liabilities are translated into their United States dollar equivalents using foreign exchange rates which prevailed at the balance sheet date. Revenue and expenses are translated at average rates of exchange during the year. Gains or losses resulting from foreign currency transactions are included in results of operations.

Development Stage Company

The Company complies with Financial Accounting Standards Codification (“ASC”) 915 and Securities and Exchange Commission Act Guide 7 for its characterization of the Company as development stage enterprise.

Financial Instrument

Fair value measurements are determined based on the assumptions that market participants would use in pricing an asset or liability. ASC 820-10 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. FASB ASC 820 establishes a fair value hierarchy that prioritizes the use of inputs used in valuation methodologies into the following three levels:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets. A quoted price in an active market provides the most reliable evidence of fair value and must be used to measure fair value whenever available.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability. For example, level 3 inputs would relate to forecasts of future earnings and cash flows used in a discounted future cash flows method.

The recorded amounts of financial instruments, including cash equivalents and accounts payable, approximate their market values as of June 30, 2012 and March 31, 2012.

Income Taxes

The Company follows the accrual method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the estimated tax consequences attributable to differences between the financial statement carrying values and their respective income tax basis (temporary differences). The effect on the deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. At June 30, 2012 and March 31, 2012, a full deferred tax asset valuation allowance has been provided and no deferred tax asset has been recorded.

Basic and Diluted Net Income (Loss) per Share

The Company computes net income (loss) per share in accordance with ASC 260, "Earnings per Share" which requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive.

Recent Accounting Pronouncements

In February 2010, the FASB issued ASU No. 2010-09, which is included in the Codification under ASC 855, SUBSEQUENT EVENTS (“ASC 855”). This update removes the requirement for an SEC filer to disclose the date through which subsequent events have been evaluated and become effective for interim and annual reporting periods beginning January 1, 2010. The adoption of this guidance did not have a material impact on the Company’s financial statements.

In January 2010, the FASB issued ASU No. 2010-06, which is included in the Codification under ASC 820, FAIR VALUE MEASUREMENTS AND DISCLOSURES (“ASC 820”). This update requires the disclosure of transfers between the observable input categories and activity in the unobservable input category for fair value measurements. The guidance also requires disclosures about the inputs and valuation techniques used to measure fair value and become effective for interim and annual reporting periods beginning January 1, 2010. The adoption of this guidance did not have a material impact on the Company’s financial statements.

The Company does not expect the adoption of recently issued accounting pronouncements to have any significant impact on the Company’s results of operations, financial position or cash flow. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

3. RELATED PARTY TRANSACTIONS

The President of the Company provides management and office premises to the Company for no compensation.

4. COMMON SHARES

In March, 2011, the Company authorized the issue of 100,000,000 common shares of the company at par value of $.0001and authorized the issue of 10,000,000 preferred shares at par value of $.0001.

At June 30, 2012 there are total of 11,203,035 common shares of the Company issued and outstanding.

5. INCOME TAXES

The Company follows ASC 740. Deferred income taxes reflect the net effect of (a) temporary difference between carrying amounts of assets and liabilities for financial purposes and the amounts used for income tax reporting purposes, and (b) net operating loss carry-forwards. No net provision for refundable Federal income tax has been made in the accompanying statement of loss because no recoverable taxes were paid previously. Similarly, no deferred tax asset attributable to the net operating loss carry-forward has been recognized, as it is not deemed likely to be realized.

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:	June 30, 2012	March 31, 2012

Deferred tax attributed:	$(22)	$(22)
Net operating loss carryover
Less change in valuation allowance	(22)	(22)
Net deferred tax asset	$-0-	$-0-

At June 30, 2012 and March 31, 2012 , the Company had an unused net operating loss carry-forward approximating $64 that is available to offset future taxable income; the loss carry-forward will start to expire in 2030.

6. SUBSEQUENT EVENTS

In accordance with ASC 855, Subsequent Events, the Company has evaluated subsequent events through August 14, 2012, the date of available issuance of these audited financial statements.  In July, 2012, 50,050 common shares were issued for a total of $396.

Prospectus
_______________________

American Critter College, Inc.
271 Serenity Place
Newport, Virginia 24128
540-641-0159 telephone

Until, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth all estimated costs and expenses, other than underwriting discounts, commissions and expense allowances, payable by the issuer in connection with the maximum offering for the securities included in this registration statement:

Amount

SEC registration fee	$17.92
Blue Sky fees and expenses	500.00
Legal fees and expenses	1,000.00
Accounting fees and expenses	5,000.00
Total	$6,507.54

Item 14.  Indemnification of Directors and Officers.

Our officers and directors are indemnified as provided by the Delaware Statutes and our Bylaws.

Under the governing Delaware statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation.  Our articles of incorporation do not contain any limiting language regarding director immunity from liability.  Excepted from this immunity are:

1.	A willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	A violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	A transaction from which the director derived an improper personal profit; and

4.	Willful misconduct .

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Delaware law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	Such indemnification is expressly required to be made by law;

2.	The proceeding was authorized by our Board of Directors;

3.	Such indemnification is provided by us, in our sole discretion, pursuant to the powers vested in us under Delaware law; or;

4.	Such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the Company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 15.  Recent Sales of Unregistered Securities.

The following sets forth information relating to all previous sales of common stock by the Registrant which sales were not registered under the Securities Act of 1933.

Additionally, 1,603,085 shares were issued to various persons for consideration totaling $12,694 in reliance on the exemption under Rule 506 of Regulation D of the Securities Act of 1933 and in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”). These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the shareholder had the necessary investment intent as required by Section 4(2) since she agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

All investors received a Private Placement Memorandum dated November 1, 2011. All investors had a previous existing relationship with the issuer, were apprised of all the risks, and provided a completed subscription agreement.

Shareholder Name	Shares of Common Stock Owned Prior to Offering	Shares of Common Stock Owned After Offering

Kathryn Ann Layton	60,000	0
Alex Ray Layton	60,000	0
Stephanie Ray Layton	60,000	0
Brendan James Layton	60,000	0
David Ross Walker	60,000	0
Melody Keith	60,000	0
Melanie Radford	60,000	0
Andrew Radford	60,000	0
Catharine Radford	60,000	0
Brittany Radford	60,000	0
Alexander Radford	60,000	0
Amanda Staley	60,000	0
Daniel Fraser	120,000	0
Darice Fraser	120,000	0
Jill Rowe Polhemus	60,000	0
Jonathan R. Rowe	60,000	0
Hannah Kempf	126,267	0
Chris Fraser	120,000	0
Coleen Craig	10,000	0
Carl Craig	10,000	0
Nathan Keith	10,000	0
Jennifer Keith	10,000	0
Rochelle Kempf	176,768	0
Michael Olsson	5,000	0
Teresa Olsson	5,000	0
Dave Temple	5,050	0
Anthony Griffin	5,000	0
Teresa Garvin	5,000	0
Stephen Keller Jr.	5,000	0
Dianne Keller	5,000	0
Forrest Garvin	5,000	0
Stephen Keller Sr.	5,000	0
John Lewis	5,000	0
Paige Lewis	5,000	0
George Critz, III	5,000	0
TOTAL	1,603,085	0

The purchasers listed above represented their intentions to acquire the securities for investment only and not with a view toward distribution. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.

Item 16. Exhibits Index.

The listed exhibits are filed with this Registration Statement:

Number	Exhibit Name

3.1	Certificate of Incorporation

3.2	By-Laws

4.1	Specimen Stock Certificate

5.1	Opinion of Jillian Ivey Sidoti, Esq. regarding legality

23.1	Consent of Stan J.H. Lee

All other Exhibits called for by Rule 601 of Regulation S-B are not applicable to this filing. Information pertaining to our common stock is contained in our Certificate of Incorporation and By-Laws.

Item 17. Undertakings.

The undersigned registrant undertakes:

The undersigned registrant undertakes:

(1) To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement:

I. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

II. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post -effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to  if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on our behalf by the undersigned, in the City of  Newport, VA, on  September 5, 2012 .

American Critter College, Inc.

/s/ Hunt Keith
Hunt Keith,
President and Chief Executive Officer,

    In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ Hunt Keith	President, Treasurer and Director (Principal Executive, Financial and Accounting Officer)	September 5, 2012.
Hunt Keith

/s/ Mark Radford	Vice President and Secretary	September 5, 2012.
Mark Radford

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

EXHIBITS

TO

REGISTRATION STATEMENT

ON FORM S-1

UNDER

THE SECURITIES ACT OF 1933

AMERICAN CRITTER COLLEGE, INC.

INDEX TO EXHIBITS

SEC REFERENCE NUMBER	TITLE OF DOCUMENT	LOCATION

3.1	Certificate of Incorporation	Filed herewith

3.2	By-Laws	Filed herewith

4.1	Stock Certificate Specimen	Filed herewith

5.1	Opinion of Jillian Ivey Sidoti, Esq. regarding legality	Filed herewith

23.1	Consent of Stan J.H. Lee	Filed herewith